Exhibit 99.1

News Release

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Chris Kircher	MEDIA
Vice President, Corporate Affairs
ConAgra Foods, Inc.
tel: (402) 595-5392

Chris Klinefelter	ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: (402) 595-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS, INC. ANNOUNCES EXPIRATION OF EXCHANGE OFFER

Update to Refinancing Plans Announced November 20, 2006

Omaha, Neb., (Dec. 19, 2006)—ConAgra Foods, Inc. (NYSE:CAG) announced today that its exchange offer to refinance a portion of the Company’s outstanding long-term debt securities expired at 12:00 midnight, New York City time, on Monday, December 18, 2006.  The Company offered to exchange up to $500 million aggregate principal amount of its 9.75% notes due 2021 (the “2021 Notes”) and its 6.75% notes due 2011 (the “2011 Notes” and, collectively with the 2021 Notes, the “Old Notes”).

As of the expiration date, $730.2 million aggregate principal amount of outstanding Old Notes had been tendered for exchange and not validly withdrawn, including $241.2 million of the 2021 Notes and $480.9 million of the 2011 Notes.  Upon settlement of the exchange offer, which is expected to occur on Thursday, December 21, 2006, the Company will:

•                  accept $200 million aggregate principal amount of its 2021 Notes and $300 million aggregate principal amount of its 2011 Notes;

•                  issue to the holders of the Old Notes whose securities have been accepted for exchange a new series of notes due June 15, 2017 (the “New Notes”) in an aggregate principal amount of $500 million;

•                  pay approximately $90.4 million as a cash payment, including approximately $69.6 million for the 2021 Notes accepted for exchange and approximately $20.8 million for the 2011 Notes accepted for exchange; and

•                  pay to holders whose Old Notes are accepted for exchange cash in amount equal to the accrued and unpaid interest to, but not including, the settlement date with respect to the Old Notes accepted for exchange.

The New Notes will be issued only to holders of Old Notes that have certified certain matters to ConAgra Foods, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act of 1933.

The New Notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws.  Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act of 1933.  The exchange offer was made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

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